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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Adams Golf, Inc and Subsidiaries.:

We consent to incorporation by reference in Registration Statement 333-58917 on Form S-8 of Adams Golf, Inc. of our report dated January 25, 1999 relating to the consolidated balance sheets of Adams Golf, Inc. and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report is included in the December 31, 1998 Annual Report on Form 10-K of Adams Golf, Inc.

                                                KPMG LLP

Dallas, Texas
March 29, 1999